Exhibit 10.33

CAMERON INTERNATIONAL CORPORATION

Restricted Stock Unit Award Agreement
(___________________, 20___)

This AWARD AGREEMENT (the “Award”) is between the employee listed on the attached Notice of Grant of Award (“Participant”) and Cameron International Corporation (the “Company”), in connection with the Restricted Stock Unit Award granted to Participant by the Company.

1.           Effective Date and Issuance of Restricted Stock.  The Company hereby grants to the Participant, on the terms and conditions set forth herein, an award of Restricted Stock Units (the “Award”).  This Restricted Stock Unit Award is a commitment to issue one Share of Cameron common stock (“Share”) for each share of restricted stock units specified on the Notice of Grant of Award, at vesting.  If Participant completes, signs, and returns one copy of this agreement (the “Award Agreement”) to the Company in Houston, Texas, U.S.A., this Award Agreement will be effective as of ____________, 20____.

2.           Terms Subject to the Plan.  This Award Agreement is expressly subject to the terms and provisions of the Company's Equity Incentive Plan (the "Plan"), as indicated in your Notice of Grant of Award.  A copy of the Plan is available on the Cameron Intranet under the Legal Section.  In the event there is a conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall control.

3.           Vesting Requirement.  The Award shall become vested, subject to the provisions of Section 4 below, in three installments as follows: one-third on ____________, 20____ , one-third on ____________, 20____ , and one-third on ____________, 20____ (the “Vesting Dates”).  All Restricted Stock Units which become vested shall be payable in accordance with Section 6 hereof.

4.           Termination of Employment.  Notwithstanding the foregoing:
(a) If the Participant’s employment voluntarily terminates at age 60 or older for reasons other than cause, and the Participant has at least ten years of service with the Company, any unvested Restricted Stock Units (RSU) shall continue to vest according to the terms of the RSU Award; except that if such termination occurs within one year from the effective date of the Award, the number of RSUs that will continue to vest shall be reduced to be proportionate to that portion of the year between such effective date and the date of termination and the balance of the Award shall be immediately cancelled. For purposes of the Award Agreement, “cause” shall mean the Participant has (1) engaged in gross negligence or willful misconduct in the performance of his duties and responsibilities respecting his position with the Company, (2) willfully refused, without proper legal reason, to perform the duties and responsibilities respecting his position with the Company, (3) breached any material policy or code of conduct established by the Company and affecting the Participant, (4) engaged in conduct that Participant knows or should know is materially injurious to the Company, (5) been convicted of a felony or a misdemeanor involving moral turpitude, or (6) engaged in an act of dishonest or impropriety which materially impairs the Participant’s effectiveness in his position with the Company.

(b)  If the Participant’s employment terminates by reason of the death or long-term disability of the Participant, the Award shall be immediately vested in full as of the date of such termination; except that if such termination occurs within one year from the effective date of the Award, the number of RSUs that will vest in full shall be reduced to be proportionate to that portion of the year between the effective date of the Award and the date of termination and the balance of the Award shall be immediately cancelled.  For purposes of this Award Agreement, long-term disability shall mean that the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

(c)  If the Participant’s employment terminates by reason of a workforce reduction, as so designated by the Company, the Award shall continue to vest according to the terms of the award; except that if such termination occurs within one year from the effective date of the Award, the number of RSUs that will vest in full shall be reduced to be proportionate to that portion of the year between such effective date and the date of termination and the balance of the Award shall be immediately cancelled.

(d)  If the Participant’s employment terminates for reasons other than for those addressed in the previous three subsections, no RSUs shall vest for the benefit of the Participant after the termination date.

5.           Change of Control.
(a) Notwithstanding Section 11.2 of the Plan, upon a “Change of Control” of the Company, the Award granted hereunder shall immediately and fully vest.

(b) “Change of Control” for the purposes of this Award, shall mean the earliest date on which:

(i)
any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding voting securities, other than through the purchase of voting securities directly from the Company through a private placement; or

(ii)
individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or

(iii)
a merger or consolidation involving the Company or its stock, or an acquisition by the Company, directly or indirectly or through one or more subsidiaries, of another entity or its stock or assets in exchange for the stock of the Company unless, immediately following such transaction less than 50% of the then outstanding voting securities of the surviving or resulting corporation or entity will be (or is) then beneficially owned, directly or indirectly, by all or substantially of the individuals and entities who were the beneficial owners of the Company’s outstanding voting securities immediately prior to such transaction (treating, for purposes of determining whether the 50% continuity test is met, any ownership of the voting securities of the surviving or resulting corporation or entity that results from a stockholder’s ownership of the stock of, or their ownership interest in, the corporation or other entity with which the Company is merged or consolidated as not owned by persons who were beneficial owners of the Company’s outstanding voting securities immediately prior to the transaction).

(iv)	a tender offer or exchange offer is made and consummated by a Person other than the Company for the ownership of 20% or more of the voting securities of the Company then outstanding; or

(v)
all or substantially all of the assets of the Company are sold or transferred to a Person as to which (a) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (b) the financial results of the Company and such Person are not consolidated for financial reporting purposes.

Anything else in this definition to the contrary notwithstanding, no Change of Control shall be deemed to have occurred by virtue of any transaction which results in the Participant, or a group of Persons which includes the Participant, acquiring more than 20% of either the combined voting power of the Company’s outstanding voting securities or the voting securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise.

6.           Payment of Award.
(a) Employed through Vesting Date. If the Participant is employed with the Company through the Vesting Date, payment of his vested Restricted Stock Units shall be made within 30 days following the Vesting Date.

(b) Employment Terminates Prior to Vesting Date.

i.
If the Participant’s employment terminates by reason of death or long-term disability in accordance with Section 4(b), hereof, prior to the Vesting Date, the Award, as accelerated pursuant to Section 4 and/or 5 hereof, shall be paid within 30 days of such termination.

ii. If the participant voluntarily terminates employment with the Company in accordance with Section 4(a), the vested portion of the Award shall be paid within 30 days following the Vesting Date.

iii.
If the Participant terminates employment with the Company by reason of a workforce reduction in accordance with Section 4(c), the vested portion of his/her Award shall be paid within 30 days following the Vesting Date.

(c) Change in Control.  Upon the occurrence of a Change in Control that also constitutes a “change in control event” within the meaning of U.S. Department of Treasury Regulation Section 1.409A-3(i)(5) (a “Section 409A CIC”), Participant’s vested Award shall be paid within 30 days following such Section 409A CIC.  Upon the occurrence of a Change in control that is not a Section 409A CIC, Participant’s vested award shall be paid within 30 days following the Vesting Date.

The Shares which the Award entitles the Participant to receive shall be paid to the Participant, after deduction of the number of Shares the Fair Market Value, as defined in the Plan, of which equals the applicable minimum statutory withholding taxes.

7.           Restrictions on Transfer.  Except as provided by the Plan, neither this Restricted Stock Unit Award nor any Restricted Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the units as provided herein.

8.           No Voting Rights.   The Restricted Stock Units granted pursuant to this Award, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in Shares.

9.           Changes in Capitalization. The Restricted Stock Units under this Award shall be subject to the provisions of the Plan relating to adjustments to corporate capitalization, provided, however, that in the event of any reorganization, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split or other similar change in corporate structure affecting the shares subject to the Award, the Award shall be appropriately adjusted to reflect such change, but only so far as is necessary to maintain the proportionate interest of the Participant and preserve, without exceeding, the value of such Award.

10.           Covenant Not To Compete, Solicit or Disclose Confidential Information.
(a) The Optionee acknowledges that the Participant is in possession of and has access to confidential information, including material relating to the business, products or services of the Company and that he or she will continue to have such possession and access during employment by the Company.  The Participant also acknowledges that the Company’s business, products and services are highly specialized and that it is essential that they be protected, and, accordingly, the Participant agrees that as partial consideration for the Award granted herein that should the Participant engage in any “Detrimental Activity,” as defined below, at any time during his or her employment or during a period of one year following his or her termination the Company shall be entitled to: (i) recover from the Optionee the value of any portion of the Award that has been paid; (ii) seek injunctive relief against the Participant; (iii) recover all damages, court costs, and attorneys’ fees incurred by the Company in enforcing the provisions of this Award, and (iv) set-off any such sums to which the Company is entitled hereunder against any sum which may be owed the Participant by the Company.

(b)           “Detrimental Activity” for the purposes hereof, other than with respect to involuntary termination without cause, termination in connection with or as a result of a “Change of Control” (as defined in Section 10(b) hereof), or termination following a reduction in job responsibilities, shall include: (i) rendering of services for any person or organization, or engaging directly or indirectly in any business, which is or becomes competitive with the Company; (ii) disclosing to anyone outside the Company, or using in other than the Company’s business, without prior written authorization from the Company, any confidential information including material relating to the business, products or services of the Company acquired by the Optionee during employment with the Company; (iii) soliciting, interfering, inducing, or attempting to cause any employee of the Company to leave his or her employment, whether done on Optionee’s own account or on account of any person, organization or business which is or becomes competitive with the Company, or (iv) directly or indirectly soliciting the trade or business of any customer of the Company.  “Detrimental Activity” for the purposes hereof with respect to involuntary termination without cause, termination in connection with or as a result of a “Change of Control”, or termination following a reduction in job responsibilities, shall include only part (ii) of the preceding sentence.

11.           Employment.  This Award Agreement is not an employment agreement.  Nothing contained herein shall be construed as creating any employment relationship.

12.           Notices.  All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by mailing the same by registered or certified mail postage prepaid, to the other party.  Notice given by mail as below set out shall be deemed delivered at the time and on the date the same is postmarked.

Notices to the Company should be addressed to:

Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027
Attention:  Corporate Secretary
Telephone:  713-513-3322

13.           Tax Withholding.   Participant agrees that as a condition to the payment of the Award hereunder, the Participant must pay all applicable federal, state and local taxes or all applicable withholding taxes required by other laws and regulations that may be in effect as of the date of each such payment (“Required Tax Amounts”) to the Company.  Subject to any applicable law or regulation, Participant may elect to pay Required Tax Amounts to the Company: (1) in cash or by payroll deduction, or (2) by having any Shares issued under this Award be reduced by the number of Shares of the Fair Market Value of which equals the Required Tax Amounts.  Failure to make an election within the time specified will result in the Required Tax Amounts being paid pursuant to method (2) above, namely, by a reduction of shares issued.

14.           Section 409A.
(a) This Award is intended to comply with Section 409A of the Code and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate.  This Award shall not be amended or terminated in a manner that would cause the Award or any amounts payable under the Award to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Award.  The Company shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Award if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A.  For purposes of Section 409A, each payment under this Award shall be deemed to be a separate payment.

(b) Notwithstanding any provision of the Award to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A as of the date of the Participant’s termination of employment and the Company determines, in good faith, that immediate payments of any amounts or benefits would cause a violation of Section 409A, then any amounts or benefits which are payable under this Award upon the Participant’s “separation from service” within the meaning of Section 409A which (i) are subject to the provisions of Section 409A; (ii) are not otherwise excluded under Section 409A; and (iii) would otherwise be payable during the first six-month period following such separation from service shall be paid on the first business day next following the earlier of (1) the date that is six months and one day following the Date of termination or (2) the date of the participant’s death.

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